Exhibit 99.1

AGCO Corporation
4205 River Green Parkway Duluth, GA USA 30096-2568
www.agcocorp.com

Telephone 770.813.9200

COMPANY NEWS RELEASE

FOR IMMEDIATE RELEASE
October 2, 2006

MEDIA CONTACT:	INVESTOR CONTACT:
Cheryl Thompson Manager, Corporate Public Relations 770-232-8073 cheryl.thompson@agcocorp.com	Greg Peterson Director, Investor Relations 770-232-8229 greg.peterson@agcocorp.com

AGCO APPOINTS FRANCISCO GROS TO BOARD OF DIRECTORS

Further Reinforcing Its Commitment to the South American Region

DULUTH, GA – October 2, 2006 — AGCO Corporation (NYSE: AG), a worldwide manufacturer and distributor of agricultural equipment, today announced the appointment of Francisco Gros, president and CEO of Fosfertil, a Brazilian chemical, fertilizer and logistics company, to its board of directors effective October 1, 2006.

Mr. Gros’ distinguished career has spanned more than 30 years and his leadership experience includes positions as president and CEO, Petróleo Brasileiro S.A. (Petrobrás); president and CEO of the Brazilian Development Bank (BNDES); president and CEO of Aracruz Celulose S.A.; twice-elected governor, Central Bank of Brazil; chairman of the board, Perez Companc S.A.; and, chairman of the board of Morgan Stanley Latin America.

“We are very pleased to have Francisco join AGCO’s Board of Directors,” said Martin Richenhagen, chairman and CEO of AGCO. “His extensive executive experience in Brazilian business and banking, along with his experience in the Brazilian government, make him a valuable addition and brings an additional perspective to our board. Brazil represents a tremendous opportunity for growth in agricultural production. The appointment of Mr. Gros demonstrates our commitment to maintaining our leadership position in the region’s agricultural equipment industry.”

Mr. Gros replaces Dr. Wolfgang Sauer, who resigned from the AGCO board of directors in April, 2006.

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About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia, and in 2005, had net sales of $5.4 billion.

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